Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LANTIS LASER INC.,

LANTIS ACQUISITION CORP.

AND

TAG MINERALS INC.

April 22, 2011

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS	5

ARTICLE II THE TRANSACTION	8

2.1 The Merger	8

2.2 Consideration; Conversion of Target Shares	8

2.3 The Closing	9

2.4 Actions at the Closing	9

2.5 Effect on Capital Stock	10

2.7 Certificate Legends	10

2.8 Articles of Incorporation	11

2.9 Bylaws	11

2.10 Directors and Officers	11

2.11 Closing of Transfer Books	11

2.12 Tax and Accounting Consequences	12

2.13 Additional Action	12

2.14 Taking of Necessary Action; Further Action	12

2.15 Dissenters’ Rights	12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE TARGET	13

3.1 Organization, Qualification and Corporate Power	13

3.2 Capitalization	13

3.3 Authorization of Transaction	14

3.4 Noncontravention	14

3.5 Subsidiaries	15

3.6 Financial Statements	15

3.7 Absence of Certain Changes	15

3.8 Undisclosed Liabilities	15

3.9 Tax Matters	16

3.10 Assets	16

3.11 Owned Real Property	16

3.12 Intellectual Property	16

3.13 Real Property Leases	17

3.14 Contracts	18

3.15 Insurance	19

3.16 Litigation	20

3.17 Legal Compliance; Restrictions on Business Activities	20

3.18 Employees	21

3.19 Employee Benefits	21

3.20 Permits	23

3.21 Brokers’ Fees	23

3.22 Books and Records	23

3.23 Banking Relationships and Investments	23

3.24 Environmental Protection	23

3.25 Dissenting Shares	24

3.26 Target Action	24

3.27 Access to Information	24

3.28 Disclosure	24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MERGER SUB	25

4.1 Organization	25

4.2 Capitalization	25

4.3 Authorization of Transaction	26

4.4 Noncontravention	26

4.5 Reports and Financial Statements	27

4.6 Undisclosed Liabilities	27

4.7 Litigation	27

4.8 Legal Compliance; Restrictions on Business Activities	28

4.9 Merger Shares	28

4.10 Business of the Merger Sub	28

4.11 Company Action	28

4.12 Absence of Certain Changes	29

4.13 Brokers’ Fees	29

4.14 Qualification as a Reorganization	29

4.15 Disclosure	29

4.16 Absence of Plans	29

4.17 Tax Matters	30

4.18 Assets	30

4.19 Owned Real Property	31

4.20 Intellectual Property	31

4.21 Permits	31

4.22 Access to Information	31

4.23 Books and Records	32

ARTICLE V COVENANTS	32

5.1 Best Efforts	32

5.2 Securities Laws	32

5.3 Reorganization	33

5.4 Reasonable Commercial Efforts and Further Assurances	33

5.5 Indemnification	33

5.6 Officers and Directors of Target	33

5.7 Employment of Stan Baron	33

5.8 Target Payment Upon Execution of This Agreement	34

5.9 Conversion of Accrued Salary	34

5.10 Repayment of Loan Accounts	34

ARTICLE VI CONDITIONS TO CONSUMMATION OF MERGER	34

6.1 Conditions to Each Party’s Obligations	34

6.2 Conditions to Obligations of the Company and the Merger Sub	35

6.3 Conditions to Obligations of the Target	36

6.4 Certain Waivers	37

ARTICLE VII TERMINATION; INDEMNIFICATION	37

7.1 Termination of Agreement	37

7.2 Effect of Termination	38

7.3 Amendment	38

7.4 Extension, Waiver	38

7.5 Survival of Representations, Warranties and Covenants	38

7.6 Indemnification of Target	39

7.7 Indemnification of Company	39

7.8 General Notice and Procedural Requirements for Indemnity Claims	40

7.9 Notice and Procedural Requirements for Third Party Claims	40

7.10 Notice and Procedural Requirements for Direct Claims	41

7.11 Maximum Liability	42

ARTICLE VIII MISCELLANEOUS	42

8.1 No Third Party Beneficiaries	42

8.2 Entire Agreement	42

8.3 Succession and Assignment	42

8.4 Public Announcement	42

8.5 Confidentiality	43

8.6 Counterparts, Facsimile Signatures	43

8.7 Headings	43

8.8 Notices	43

8.9 Governing Law	44

8.10 Severability	45

8.11 Expenses; Attorney’s Fees	45

8.12 Disclosure Letters	45

8.13 Construction	46

8.14 Incorporation of Exhibits and Schedules	46

8.15 Post Closing Covenant of the Company	46

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) entered into as of April 22, 2011, by and among LANTIS LASER INC., a Nevada corporation (the “Company”), LANTIS ACQUISITION CORP., a Wyoming corporation and a wholly-owned subsidiary of the Company (the “Merger Sub”), and TAG Minerals Inc., a Wyoming corporation (the “Target”). The Company, the Merger Sub and the Target each, individually, a “Party” or, collectively, the “Parties.”

RECITALS

WHEREAS, this Agreement contemplates a merger of the Merger Sub with and into the Target (the “Merger”) in a transaction that is intended to qualify, for federal income tax purposes, as a reverse triangular merger under Section 368(a)(2)(E) of the Code (as defined below), in which the stockholders of the Target will receive capital stock of the Company in exchange for their shares of capital stock of the Target.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, agreements and covenants herein contained, and for good and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

The following terms undefined in the text of this Agreement shall have the following meanings:

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

“Closing Documents” shall mean documents, certificates or other instruments delivered or to be delivered by or on behalf of the Target at the Closing pursuant to Article VI, the Schedules and Exhibits of this Agreement.

“Code” shall mean United States Internal Revenue Code of 1986, as amended.

“Company Disclosure Letter” shall have the meaning set forth in Article II of this Agreement.

“Company Stock” shall mean common stock, par value $0.001 per share, of the Company. It is understood and agreed that the Merger Shares issued in connection with the transactions contemplated by this Agreement shall be shares of common stock of the Company that have not been registered under the Securities Act.

 “Dissenting Shares” shall have the meaning set forth in Section 2.15 of this Agreement.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, options, or other forms of incentive compensation or post-retirement compensation.

“ERISA Affiliate” shall mean any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Target.

“GAAP” shall mean Generally Accepted Accounting Principles.

“Governmental Entity” shall mean any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“including”, “include”, “includes”, shall be construed as if followed by the phrase “without limitation”.

“Intellectual Property” shall mean all intellectual property that the Target owns or uses in the conduct of its business, as it is currently conducted, including, but not limited to, (i) all United States and foreign patents (both issued and applied for) listed on the Target Disclosure Letter, (ii) all trademarks, trade names, service marks, copyrights, and all applications for such trademarks, trade names, service marks and copyrights, and all patent rights in each case listed on the Target Disclosure Letter, and (iii) all trade secrets, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material, and all third-party issued United States and foreign patents, patent rights and patent applications (excluding packaged commercially available licensed software programs sold to the public).

“knowledge” shall mean, (a) when made with reference to the Target, the actual knowledge of the executive officers of the Target, and (b) when made with reference to the Company, the actual knowledge of the executive officers of the Company.

“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations, employees, or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner), or (iii) changes in the trading prices for such entity’s capital stock.

“Merger Shares” shall mean Company Stock issued to the Target’s stockholders in consideration for the conversion of the Target Shares as a result of the Merger. The maximum number of Merger Shares issuable in connection with the Merger is 165,000,000 shares of Company Stock, that shall equal no less than 50% of the Company’s issued and outstanding shares of capital stock immediately after the consummation of the Merger.

“Merger Sub Common Stock” shall mean the common stock, par value $0.001 per share, of the Merger Sub.

“Permits” shall mean all permits, licenses, registrations, certificates, orders or approvals received from any Governmental Entity (including, without limitation, those issued or required under applicable export laws or regulations).

“Person” or “person” shall mean any individual, partnership, joint venture, corporation, limited liability Target, limited liability partnership, trust or incorporated organization.

 “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of the Target and not material to the Target, and (iv) liens for current Taxes that are being contested in good faith.

“Target Shares” shall mean all of the issued and outstanding shares of capital stock of the Target, consisting of 75,000,000 shares of common stock, no par value.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that the Target or any subsidiary thereof is liable to pay by law or otherwise.

“Tax Returns” means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including, without limitation, any schedules, attachments or amendments thereto.

“Third Party Intellectual Property Rights” shall mean all material written licenses, sublicenses and other agreements as to which the Target is a party and pursuant to which the Target is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software which is used in the business of the Target or which form a part of any existing product or service of the Target, excluding commercially available licensed software programs sold to the public.

ARTICLE II

THE TRANSACTION

2.1          The Merger.

Upon and subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into the Target (such merger is referred to herein as the “Merger”) at the Effective Time. From and after the Effective Time, the separate corporate existence of the Merger Sub shall cease and the Target shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Surviving Corporation shall be operated as a wholly-owned subsidiary of the Company. The “Effective Time” shall be the time at which the Articles of Merger of the Target and the Merger Sub (the “Articles of Merger”), prepared and executed in accordance with the relevant provisions of the Nevada Revised Statutes (“Nevada Law”) with respect to the Merger Sub and the relevant provisions of the Wyoming Business Corporation Act with respect to the Target is filed with and accepted by the Secretary of State of the State of Wyoming ("Wyoming Law") . The Merger shall have the effects specified in this Agreement, the Articles of Merger and the applicable provisions of Nevada Law and Wyoming Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Target and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Target and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.2          Consideration; Conversion of Target Shares.

(a)           In the event that all of the Target Shares are converted as a result of the Merger, the holders of the Target Shares will be issued an aggregate of 165,000,000 shares of Company Stock as determined pursuant to Section 2(b) hereafter.

(b)           At the Effective Time and without any further action on the part of the Target, the Target or any other Person, each of the Target Shares outstanding as of immediately prior to the Effective Time (other than any Target Shares that are Dissenting Shares) shall be converted into the right to receive 2.2 shares of Company Stock (the “Merger Shares”).

(c)           Within ten (10) days after the Closing Date, the Company shall deliver to the stockholders of the Target in connection with the Merger and in consideration for the conversion of the Target Shares, stock certificates representing the Merger Shares issued in the names of such stockholders and in the amounts set forth in Schedule I.

(d)           If any of the certificates issuable with respect to the Merger Shares are to be issued in the name of a person other than a stockholder of record of the Target, it shall be a condition to the issuance of such Merger Shares that (A) the request shall be in writing and properly documented (e.g., assigned, endorsed or accompanied by appropriate stock powers), (B) such transfer shall otherwise be proper and in accordance with all applicable federal and state laws, rules, regulations or orders, and (C) the person requesting such transfer shall pay to the Company any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Company that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, none of the Company, the Target or any of their affiliates, subsidiaries, directors, officers, agents and employees shall be liable to a stockholder for any Merger Shares issued to such stockholder pursuant to this Section 2.2(d) that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)           In the event any stock certificate representing any Target Shares shall have been lost, stolen or destroyed, the Board of Directors of the Target may, in its sole discretion and as condition precedent to the issuance of the Merger Shares in consideration therefor pursuant to this Agreement, require the owner of such lost, stolen or destroyed stock certificate to submit to the Target an affidavit stating that such stock certificate was lost, stolen or destroyed and to give the Target an indemnity in customary form against any claim that may be made against the Target with respect to the stock certificate alleged to have been lost, stolen or destroyed.

2.3          The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the New York offices of Akerman Senterfitt LLP, on or before May 31, 2011 or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on the third Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than those conditions which by their terms can only be satisfied on the date of the Closing) (the “Closing Date”). If the Closing is consummated, the Target, the Merger Sub and the Company will be deemed to have waived any of the conditions set forth in Article VI to the extent not satisfied at or prior to the Closing.

2.4          Actions at the Closing.

(a)           The Target shall deliver the following to the Company: (i) certificates representing the Target Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer and any other documents that are necessary to transfer to the Company good and valid title to the Target Shares free and clear of all liens; and (ii) the various certificates, instruments and documents referred to in Section 6.2 to be delivered by the Target. All certificates representing the Target Shares surrendered to the Target shall be canceled after such delivery. Until surrendered as contemplated by this Section 2.4, each such certificate representing Target Shares (other than any certificate representing Dissenting Shares) shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Shares in accordance with this Agreement.

(b)           The Company shall deliver the following to the Target: (i) certificates representing the Merger Shares in accordance with Section 2.2; and (ii) the various certificates, instruments and documents referred to in Section 6.3 to be delivered by the Company or the Merger Sub.

2.5          Effect on Capital Stock.

(a)           At the Effective Time, the Target Shares shall, except for with respect to any Dissenting Shares, by virtue of the Merger and without any action on the part of any Party or the holder thereof, automatically be canceled and extinguished and converted into the right to receive the Merger Shares.

(b)           At the Effective Time, each share of the Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(c)           Notwithstanding the foregoing, no fractional shares of Common Stock shall be issued as part of the Merger Shares. All shares of Company Stock issued to the holders of the Target Shares at the Effective Time pursuant to this Section 2.5 shall be rounded to the nearest whole number.

(d)           Notwithstanding the foregoing, no amounts shall be payable at or after the Effective Time with respect to any Dissenting Shares (as defined in 2.15) or any shares of Target Shares with respect to which dissenters’ rights have not terminated. In the case of Dissenting Shares, payment shall be made in accordance with 2.15 and Wyoming Law. In the case of any shares with respect to which dissenters’ rights have not terminated as of the Effective Time, if such Target Shares become Dissenting Shares, payment shall be made in accordance with 2.15 and Wyoming Law, and if, instead, the dissenters’ rights with respect to such Target Shares irrevocably terminate after the Effective Time, such shares shall be entitled only to receive the applicable Merger Shares upon delivery of the certificate(s) representing the applicable Target Shares.

2.6          [Removed and reserved].

2.7          Certificate Legends.

The Merger Shares to be issued pursuant to this Article II shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing Merger Shares to be issued pursuant to this Article II shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO LANTIS LASER INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

2.8          Articles of Incorporation.

At the Effective Time, the Articles of Incorporation of the Target, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until hereafter amended as provided by Wyoming Law.

2.9          Bylaws.

The Bylaws of the Surviving Corporation shall be the same as the Bylaws of the Target immediately prior to the Effective Time.

2.10        Directors and Officers.

The directors and officers of the Target shall become the directors and officers of the Company immediately after the Effective Time and shall hold office until such time as their successors are elected and qualified. In addition, after the Effective Time Stan Baron and Craig Gimbel, the current officers and directors of Lantis Laser, Inc., a New Jersey corporation, and the wholly owned subsidiary of the Company, shall remain in their current positions as officers and directors of that subsidiary and shall be responsible for the dental technology business now being conducted by the Company.

2.11       Closing of Transfer Books.

At the Effective Time, each of the holders of the Target Shares shall cease to have any rights as a stockholder of the Target (except as set forth in this Agreement with respect to the Merger Shares), and the stock transfer books of the Target shall be closed with respect to all Target Shares outstanding immediately prior to the Effective Time. No further transfer of any such Target Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Target Shares is presented to the Target, such certificate shall be canceled and exchanged as provided in this Article II.

2.12       Tax and Accounting Consequences.

It is intended by the parties hereto that the Merger shall constitute a reverse triangular merger reorganization within the meaning of Section 368(a)(2)(E) of the Code.

2.13       Additional Action.

The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of the Target, necessary to consummate the Merger and confirm the effectiveness of the Merger, so long as such action is not inconsistent with this Agreement.

2.14       Taking of Necessary Action; Further Action.

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Target and the Merger Sub, the officers and directors of the Target and the Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.15       Dissenters’ Rights.

 Target Shares that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which a demand for payment and appraisal have been properly made in accordance with Wyoming Law (“Dissenting Shares”) will not be converted into the right to receive the Merger Shares otherwise payable with respect to such Target Shares at or after the Effective Time, but will be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of Wyoming. If a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws his or her demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the Merger Shares in accordance with Section 2.2 of this Agreement. The Target will give the Company and Merger Sub prompt notice of any demand received by the Target from a holder of Dissenting Shares for appraisal of such Dissenting Stockholder’s Target Shares, and the Company shall have the right to participate in all negotiations and proceedings with respect to such demand. The Target agrees that, except with the prior written consent of Target, or as required under Wyoming Law, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of Wyoming Law, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions. Any portion of the Merger Shares that would otherwise have been payable with respect to Dissenting Shares if such Target Shares were not Dissenting Shares will be retained by the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE TARGET

Except as set forth in the Target Disclosure Letter attached to this Agreement (the “Target Disclosure Letter”), the Target hereby represents and warrants to the Company and the Merger Sub as follows:

3.1         Organization, Qualification and Corporate Power.

The Target is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Wyoming. The Target is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Target. The Target has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Target has furnished or made available to the Company true and complete copies of its Articles of Incorporation and Bylaws, each as amended and as in effect on the date hereof (hereinafter the “Target Charter” and “Bylaws”, respectively). The Target is not in default under or in violation of any provision of the Target Charter or Bylaws.

3.2          Capitalization.

The authorized capital stock of the Target consists of unlimited shares of capital stock, no par value, of which 75,000,000 shares that are designated as Common Stock are issued and outstanding and 3,000,000 share that are designated as Series A preferred stock are issued and outstanding. Section 3.2 of the Target Disclosure Letter sets forth a complete and accurate list of all stockholders of the Target, indicating the number of Target shares held by each stockholder and their respective addresses. All issued and outstanding shares of the Target stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of common stock and other outstanding securities of the Target have been duly and validly issued in compliance with federal and state securities laws. There are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or other securities of the Target, and there are no dividends which have accrued or been declared but are unpaid on the capital stock of the Target. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Target. All of the issued and outstanding shares of the Target’s capital stock are free and clear of any liens, pledges, encumbrances, charges, agreements adversely effecting title to such shares or claims (other than those created by virtue of this Agreement or by the Target), and the certificates evidencing the ownership of such shares are in proper form for the enforcement of the rights and limitations of rights pertaining to said shares which are set forth in the Target Charter and Bylaws. All securities issued by the Target through the date of this Agreement have been issued in compliance with all federal and state securities laws including, without limitation, applicable exemptions from any requirements for registration or qualification.

3.3          Authorization of Transaction.

Subject to the Target Stockholder Approval (as defined below) of the Merger and this Agreement, the Target has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by [two-thirds] of the votes represented by the outstanding Target Shares entitled to vote on this Agreement and the Merger, voting in accordance with the corporate laws of the State of Wyoming and the Target Charter (the “Target Stockholder Approval”), the performance by the Target of this Agreement and the consummation by the Target of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Target. This Agreement has been duly and validly executed and delivered by the Target and, assuming the due authorization, execution and delivery by the Target and the Merger Sub, constitutes a valid and binding obligation of the Target, enforceable against the Target in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

3.4          Noncontravention.

Subject to receipt of the Target Stockholder Approval, compliance with the applicable requirements of the Securities Act and any applicable state securities laws and the filing of the Articles of Merger as required by the State of Wyoming, neither the execution and delivery of this Agreement by the Target, nor the consummation by the Target of the transactions contemplated hereby, will: (a) conflict with or violate any provision of the Target Charter or the Bylaws; (b) require on the part of the Target any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than (i) those required solely by reason of the Target’s participation in the transactions contemplated hereby, (ii) those required to be made by the Company or the Merger Sub, and (iii) any filing, permit, authorization, consent or approval which if not made or obtained would not have a Material Adverse Effect on the Target; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract listed in Section 3.4 of the Target Disclosure Letter, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on the Target; (d) result in the imposition of any Security Interest upon any assets of the Target; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Target, any of its properties or assets, other than such conflicts, violations, defaults, breaches, cancellations or accelerations referred to in clauses (a) through (e) (inclusive) hereof which would not have a Material Adverse Effect on the Target.

3.5          Subsidiaries.

The Target does not have any direct or indirect subsidiaries or any equity interest in any other firm, corporation, membership, joint venture, association or other business organization other than its ownership of 49% of issued and outstanding shares of TAG Minerals Zimbabwe (Pvt) Ltd.

3.6          Financial Statements.

Attached as Exhibit A is the unaudited balance sheet, statement of operations and statement of cash flows as of March 30, 2011 (the “Balance Sheet Date”) and unaudited balance sheets, statements of operations and statements of cash flows for the years ended December 31, 2010 (since inception in 2010). Such financial statements (collectively, the “Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly and accurately present the financial condition, results of operations and cash flows of the Target as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Target; provided, however, that the Financial Statements referred to above are subject to normal recurring year-end adjustments (which will not in the aggregate be material).

3.7          Absence of Certain Changes.

Since the Balance Sheet Date, the Target has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect on the Target.

3.8          Undisclosed Liabilities.

The Target has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued, reflected, reserved against on the Financial Statements, (b) liabilities which have arisen since the Balance Sheet Date, in the ordinary course of business, (c) contractual or statutory liabilities incurred in the ordinary course of business, and (d) liabilities which would not have a Material Adverse Effect on the Target.

3.9          Tax Matters.

The Target has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. All Taxes that the Target is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or deposited in accordance with the law.

3.10        Assets.

The Target has good and marketable title to or, in the case of leased assets, a valid leasehold interest in, all tangible assets necessary for the conduct of its businesses as presently conducted. No asset of the Target (tangible or intangible) is subject to any Security Interest. All machinery and equipment is in good condition and repair, normal wear and tear excepted. All leases of personal property to which the Target is a party are fully effective and afford the Target peaceful and undisturbed possession of the subject matter of the lease. The Target is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or rule applicable to the operation of the owned or leased assets (the violation of which would have a Material Adverse Effect on its business), nor has the Target received any written notice of violation with which it has not complied.

3.11        Owned Real Property.

The Target does not own any real property.

3.12        Intellectual Property.

Section 3.12 of the Target Disclosure Letter is a true and complete list of (i) all Intellectual Property presently owned or held by the Target and (ii) any license agreements under which Target has access to any confidential information used by the Target in its business (such licenses and agreements, collectively, the “Intellectual Property Rights”) necessary for the conduct of the Target’s business as conducted and as currently proposed to be conducted by the Target. The Target owns, or has the right to use, free and clear of all Security Interests, all of the Intellectual Property and the Intellectual Property Rights. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property and the Intellectual Property Rights, nor is the Target bound by or a party to any options, licenses or agreements of any kind with respect to any of the Intellectual Property, the Intellectual Property Rights and the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products. The Target has not received any communications alleging that the Target has violated or, by conducting its business as conducted and as currently proposed to be conducted by the Target, violates any Third Party Intellectual Property Rights and to the Target’s knowledge, the business as conducted and as currently proposed to be conducted by the Target will not cause the Target to infringe or violate any Third Party Intellectual Property Rights. There is no defect in the title to any of the Intellectual Property or, to the extent that the Target has title to Intellectual Property Rights to any Intellectual Property Rights. To the Target’s knowledge, no officer, employee or director is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person’s duties as an officer, employee or director of the Target, the use of such person’s best efforts to promote the interests of the Target or the Target’s business as conducted or as currently proposed to be conducted by the Target. No prior employer of any current or former employee of the Target has any right, title or interest in the Intellectual Property and to the Target’s knowledge, no person or entity has any right, title or interest in any Intellectual Property. It is not and will not be with respect to the business as currently proposed to be conducted necessary for the Target to use any inventions of any of its employees made prior to their employment by the Target.

3.13       Real Property Leases.

Section 3.13 of the Target Disclosure Letter lists all real property leased or subleased to the Target. The Target has delivered or made available to the Target correct and complete copies of the leases and subleases (as amended to date) listed in Section 3.13 of the Target Disclosure Letter. With respect to each lease and sublease listed in Section 3.13 of the Target Disclosure Letter:

(a)           the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to the Target and, to the Target’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will continue to be so following the Closing in accordance with the terms thereof as in effect prior to the Closing (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought);

(b)           the Target is not in breach or default under any such lease or sublease and, to the Target’s knowledge, no other party to the lease or sublease is in breach or default, and, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(c)           there are no oral agreements or forbearance programs in effect as to the lease or sublease;

(d)           the Target has not received any written notice of any dispute with regards to any lease or sublease; and

(e)           the Target has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

3.14       Contracts.

Section 3.14 of the Target Disclosure Letter lists the following written arrangements (including, without limitation, written agreements) to which the Target is a party:

(a)           any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum including such lease arrangements with purchase commitments or similar obligations known to the Target other than those listed pursuant to Section 3.14 in excess of $25,000;

(b)          any written arrangement (or group other than Reseller Agreements) of related written arrangements) for the licensing or distribution of software, products or other personal property or for the furnishing or receipt of services, (i) which involves more than the sum of $25,000 per annum, (ii) in which the Target has granted rights to license, sublicense or copy, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party, and (iii) which calls for performance by the Target that as of the date hereof has not been fully completed;

(c)           any written arrangement establishing a partnership or joint venture;

(d)           any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(e)           a list of all parties to any written arrangement concerning confidentiality, non-disclosure or noncompetition;

(f)           any written arrangement involving any of the stockholders of the Target or their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Affiliates”);

(g)          any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the Target;

(h)          any other written arrangement (or group of related written arrangements) either (i) involving (A) more than $25,000 and (B) performance by the Target that as of the date hereof has not been fully completed, or (ii) not entered into in the ordinary course of business;

(i)           any written arrangement under which the Target provides maintenance or support services to any third party with regard to the Target’s products and any written arrangement containing a commitment by the Target to provide support for any such products for more than one year from the date of this Agreement involving, in each case, more than $25,000 (other than arrangements which by their terms permit the customer to extend such services after the expiration of the initial one year term or Reseller Agreements);

(j)           any written arrangement by which the Target has agreed to make available any consulting, enablement consulting, or education services (i) having a value in excess of $25,000 and (ii) providing for performance by the Target that as of the date hereof has not been fully completed; and

(k)           any other material contract or agreement as such terms are defined in Regulation S-K promulgated under the Securities Act, to which the Target is a party.

The Target has delivered to or made available to the Company a correct and complete copy of each written arrangement. With respect to each such written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to the Target and, to the Target’s knowledge, the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought); (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect against the Target, and to the Target’s knowledge against each other party thereto, immediately following the Closing in accordance with the terms thereof (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought) as in effect prior to the Closing; and (iii) the Target is not in breach or default, and, to the Target’s knowledge, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; except, in each case, for breaches, defaults and events that would not have a Material Adverse Effect on the Target. The Target is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.14 of the Target Disclosure Letter under the terms of this Section 3.14.

3.15       Insurance.

Section 3.15 of the Target Disclosure Letter lists each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Target is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 3.15 of the Target Disclosure Letter lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

The Target is not in breach or default, and does not anticipate being in breach or default after Closing (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; except for any breach, default, event, termination, modification or acceleration that would not have a Material Adverse Effect on the Target; and the Target has not received any written notice or to the Target’s knowledge, oral notice, from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Target has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

3.16       Litigation.

(a)           There are no: (i) unsatisfied judgments, orders, decrees, stipulations or injunctions; or (ii) claims, complaints, actions, suits, proceedings or hearings or, to the Target’s knowledge, investigations in or before any Governmental Entity or any arbitrator or to the Target’s knowledge expected to be before any Governmental Entity or any arbitrator; to which the Target, any officer, director, employee or agent of the Target (in such person’s capacity as an officer, director, employee or agent of the Target and not personally) is or was (for the two years prior to and including the date hereof) a party or, to the knowledge of the Target, is threatened to be made a party.

(b)           There are no material agreements or other documents or instruments settling any claim, complaint, action, suit or other proceeding against the Target.

3.17       Legal Compliance; Restrictions on Business Activities.

The Target and the conduct and operation of its business are in material compliance with each law (including rules, regulations and requirements thereunder) of any federal, state, local or foreign government or any Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Target or its business, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Target. There is no agreement, judgment, injunction, order or decree binding upon the Target which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Target, as currently contemplated by the Target, and any acquisition of property of the Target or the conduct of business by the Target as currently conducted or proposed to be conducted.

3.18       Employees.

(a)           To the Target’s knowledge, no employee has any plans to terminate employment with the Target within six months of the date hereof. The Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Target has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Target. The Target is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, or health, fair employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply would not reasonably be expected to have a Material Adverse Effect. There are no pending claims against the Target under any workers compensation plan or policy or for long term disability. There are no proceedings pending or, to the Target’s knowledge, threatened, between the Target and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on the Target.

(b)           Section 3.18 of the Target Disclosure Letter contains a list of employees whose employment has been terminated by the Target in the ninety (90) days prior to Closing; including the name, address, date and reason for such termination.

3.19       Employee Benefits.

(a)           Section 3.19(a) of the Target Disclosure Letter contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Target, or any ERISA Affiliate. Complete and accurate copies of (i) all such Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all such unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last three plan years (or such shorter period with respect to which the Target or any ERISA Affiliate has an obligation file Form 5500) for each Employee Benefit Plan, have been delivered or made available to the Target. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Target, and the ERISA Affiliates has met its obligations in all material respects with respect to such Employee Benefit Plan and has made all required contributions thereto within the time frames as prescribed by ERISA and the Code. The Target and all Employee Benefit Plans are in material compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

(b)           To the Target’s knowledge, there are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(c)           All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period for requesting such determination has not yet expired, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification.

(d)           Neither the Target nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e)           At no time has the Target or any ERISA Affiliate been obligated to contribute to any “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)           There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Target (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under federal or state law.

(g)           No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Target or any ERISA Affiliate that would subject the Target or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

(h)           No Employee Benefit Plan is funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)            No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Target from amending or terminating any such Employee Benefit Plan.

(j)            Section 3.19(j) of the Target Disclosure Letter discloses each: (i) agreement with any director, executive officer or other key employee of the Target (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Target of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Target that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Target, including, without limitation, any option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

3.20       Permits.

Section 3.20 of the Target Disclosure Letter sets forth a list of all material Permits issued to or held by the Target. Such listed Permits are the only Permits that are required for the Target to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Target. Each such Permit is in full force and effect and to the Target’s knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

3.21       Brokers’ Fees.

The Target has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

3.22       Books and Records.

The minute books and other similar records of the Target contain true and complete records of all material actions taken at any meetings of the Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meetings.

3.23       Banking Relationships and Investments.

Section 3.23 of the Target Disclosure Letter sets forth an accurate, correct and complete list of all banks and financial institutions in which the Target has an account, deposit, safe-deposit box or borrowing relationship, factoring arrangement or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes. The Target Disclosure Letter sets forth an accurate, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Target (the “Investments”). The Target has good and legal title to all Investments.

3.24       Environmental Protection.

No substances that are defined by any Governmental Entity concerning the environment as toxic materials, hazardous wastes or hazardous substances (including without limitation any asbestos, oils, petroleum-derived compound or pesticides) (collectively, “Hazardous Materials”) are or have been located in, on or about any of the Target’s leased real property. The Target’s leased real property has not been used for the storage, manufacture or disposal of Hazardous Materials, and the Target has not used, or provided permission to others to use, its leased real property for the storage, manufacture or disposal of Hazardous Materials. Specifically, but without limitation, there are and have been no storage tanks located on any of the Target’s leased real property. No Hazardous Materials have been transported off site from the Target’s leased real property.

3.25       Dissenting Shares.

No holder of Target Shares who, pursuant to Wyoming Law or any successor provision, has the right to dissent to the Merger and demand payment for such Target Shares, has dissented and demanded payment for the fair value of such Target Shares in accordance with Wyoming Law in connection with the Merger, including any such holder that subsequently has withdrawn, failed to perfect or otherwise lost such holder’s right to such payment.

3.26       Target Action.

The Board of Directors of the Target has (i) determined that the Merger is fair and in the best interests of the Target and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the corporate laws of the State of Wyoming, as applicable, and (iii) directed that this Agreement and the Merger be submitted to the stockholders for their adoption and approval and resolved to recommend that the stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

3.27       Access to Information.

Until the Closing, the Target will allow the Company and its agents reasonable access to the files, books, records and offices of the Target, including, without limitation, any and all information relating to the Target’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. The Target will cause its accountants to cooperate with the Company and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

3.28       Disclosure.

No representation or warranty by the Target contained in this Agreement, including any statement contained in the Target Disclosure Letter or any Closing Document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE MERGER SUB

Each of the Company and the Merger Sub, jointly and severally, represents and warrants to the Target that, as of the date hereof, the statements contained in this Article IV are true and correct, except as set forth in the schedule provided by the Target and the Merger Sub to the Company and attached hereto (the “The Company Disclosure Letter”):

4.1          Organization.

Each of the Company and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Company and the Merger Sub is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company or the Merger Sub. Each of the Company and the Merger Sub has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company and the Merger Sub have each furnished or made available to the Company true and complete copies of its Articles of Incorporation and Bylaws, each as amended and as in effect on the date hereof. Neither the Company nor the Merger Sub is in default under or in violation of any provision of its Articles of Incorporation, or Bylaws, as amended.

4.2          Capitalization.

The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Stock, of which 165,000,000 shares are or will be issued and outstanding at or immediately prior to Closing. All of the issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the outstanding shares of Company Stock and other securities of the Company have been duly and validly issued in compliance with federal and state securities laws. The authorized capital stock of the Merger Sub consists of 1,000 shares of common stock, $.001 per share par value, all of which are issued and outstanding. All of the issued and outstanding shares of capital stock of Merger Sub are duly authorized and validly issued, and fully paid and nonassessable, and were issued in compliance with all applicable laws. There are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or other securities of the Company or Merger Sub, and there are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company or Merger Sub.

4.3          Authorization of Transaction.

Each of the Company and the Merger Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Company and the Merger Sub (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company and the Merger Sub (including the sole stockholder of Merger Sub). This Agreement has been duly and validly executed and delivered by the Company and the Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Company and the Merger Sub, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

4.4          Noncontravention.

Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Articles of Merger as required by Nevada Law, neither the execution and delivery of this Agreement, nor the consummation by the Company or the Merger Sub of the transactions contemplated hereby or thereby, will: (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Company or the Merger Sub; (b) require on the part of the Company or the Merger Sub any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than those (i) required solely by reason of the Company’s participation in the transactions contemplated hereby or (ii) to be made by the Target or (iii) any filing, permit, authorization, consent or approval which, if not made or obtained, would not have a Material Adverse Effect on the Company; (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company or the Merger Sub is a party or by which either is bound or to which any of their assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on the Company or the Merger Sub; (d) result in the imposition of any Security Interest upon any assets of the Company or the Merger Sub; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Merger Sub or any of their properties or assets, except for any violation that would not have a Material Adverse Effect on the Company or the Merger Sub.

4.5          Reports and Financial Statements.

The Company has filed all forms, reports, schedules, registration statements, proxy statements and other documents (including any document required to be filed as an exhibit thereto) required to be filed by the Company with the Securities and Exchange Commission (“SEC”) on a timely basis, and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports, schedules, registration statements, proxy statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Company Disclosure Letter, the SEC Reports filed by the Company and publicly available prior to the date of this Agreement, as of the date hereof, there has not been any Material Adverse Effect with respect to the Company that would require disclosure under the Securities Act.

4.6          Undisclosed Liabilities.

The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued, reflected, reserved against on the Financial Statements, (b) liabilities which have arisen since the Balance Sheet Date, in the ordinary course of business, (c) contractual or statutory liabilities incurred in the ordinary course of business, the aggregate when combined with those shown in the Financial Statements shall not exceed $25,000, and (d) liabilities which would not have a Material Adverse Effect on the Company.

4.7          Litigation.

There are no suits, arbitrations, actions, claims, complaints, grievances, or to the Company’s knowledge, investigations or proceedings pending or, to the Company’s knowledge, threatened against Company or its subsidiaries that, if resolved against Company or its subsidiaries could be reasonably expected to have a Material Adverse Effect on the Company, or the Company’s or the Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

4.8          Legal Compliance; Restrictions on Business Activities.

The Company and Merger Sub and the conduct and operation of their business are in material compliance with each law (including rules, regulations and requirements thereunder) of any federal, state, local or foreign government or any Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or the Merger Sub or their respective businesses, except, in each case, where such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company or the Merger Sub. There is no agreement, judgment, injunction, order or decree binding upon the Company or the Merger Sub which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company or the Merger Sub, as currently contemplated by the Company or the Merger Sub, and any acquisition of property of the Company or the Merger Sub or the conduct of business by the Company and the Merger Sub as currently conducted or proposed to be conducted.

4.9          Merger Shares.

The Merger Shares have been duly authorized and, when issued in consideration for the conversion of the Company Shares, as a result of the Merger and pursuant to the terms hereof, will be validly issued, fully paid and non-assessable, and not subject to any liens, pledges, charges, encumbrances, restrictions of any kind, preemptive rights or any other rights or interests of third parties or any other encumbrances, except for applicable securities law restrictions on transfer, including those imposed by Regulation D or Section 4(2) of the Securities Act and Rule 144 promulgated under the Securities Act and under applicable “blue sky” state securities laws. Assuming that all of the holders of Target Shares are “accredited investors,” as such term is defined in Regulation D promulgated under the Securities Act, and that all such Persons have complied with all of the terms and conditions of this Agreement, the offer and sale of the Merger Shares under this Agreement will be exempt from the registration requirements of the Securities Act and in compliance with all federal and state securities laws.

4.10        Business of the Merger Sub.

The Merger Sub is not and has never been a party to any material agreements and has not conducted any activities other than in connection with the organization of the Merger Sub, the issuance of the Merger Sub Common Stock, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. The Merger Sub has not incurred or assumed any expenses or liabilities prior to the Closing.

4.11       Company Action.

The Board of Directors of the Company and the Merger Sub have (a) determined that the Merger is fair and in the best interests of the Company and the Merger Sub, and each of their stockholders, and (b) adopted this Agreement in accordance with the provisions of the Articles of Incorporation and the Bylaws of each of the Merger Sub and the Company, as the case may be, and the corporate laws of the State of Wyoming and the State of Nevada, respectively. No other corporate action (including stockholder action) is required to be taken by the Company or the Merger Sub in connection with the consummation of the Merger and the transactions contemplated by this Agreement.

4.12        Absence of Certain Changes.

Since December 31, 2010, the Company has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect on the Company.

4.13       Brokers’ Fees.

Neither the Company nor the Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.14       Qualification as a Reorganization.

Neither the Company nor the Merger Sub has any plan or intention to both (a) discontinue (or cause the Surviving Corporation to discontinue) the historic business of the Surviving Corporation (assuming that the business of the Company as of the date of the Merger is the Surviving Corporation’s historic business) and (b) cease (or cause the Surviving Corporation to cease) to use a significant portion of the Surviving Corporation’s historic business assets in a trade or business (assuming that the assets of the Company as of the date of the Merger constitute the Surviving Corporation’s historic business assets). Neither the Company nor the Merger Sub has any plan or intention to cause the Surviving Corporation to dispose of assets following the Merger such that after the Merger the Surviving Corporation will no longer continue to hold (as such term is used in Code Section 368(a)(2)(E)(i)) substantially all of its assets and the assets of the Merger Sub. For purposes of the foregoing, the term “substantially all” means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of the Merger Sub and the Surviving Corporation.

4.15       Disclosure.

No representation or warranty by the Company or the Merger Sub contained in this Agreement, including any statement contained in the Company Disclosure Letter, or any Closing Document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

4.16       Absence of Plans.

Since December 31, 2010, the Board of Directors of the Company has not authorized any recapitalization, reclassification, spin-off, stock split, stock combination, stock or extraordinary cash dividend, or reverse split with respect to the Company Stock.

4.17       Tax Matters.

(a)           The Company (and any consolidated group for tax purposes of which the Company has been a member) has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company, or for which the Company may be liable (whether or not shown on any Tax Return), have been or will be timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           The Company has withheld or collected and paid or deposited in accordance with law all Taxes required to have been withheld or collected and paid or deposited by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)           There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Company has knowledge.

(d)          The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time nor has any such waiver or extension been required with respect to a Tax assessment or deficiency.

(e)           The Company is in control of Merger Sub within the meaning of Section 368(c) of the Code.

(f)           The Merger Sub is a newly-formed corporation and does not have (nor has it ever had) more than nominal assets.

4.18       Assets.

The Company has good and marketable title to or, in the case of leased assets, a valid leasehold interest in, all tangible assets necessary for the conduct of its businesses as presently conducted. No asset of the Company (tangible or intangible) is subject to any Security Interest. All machinery and equipment is in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. The Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or rule applicable to the operation of the owned or leased assets (the violation of which would have a Material Adverse Effect on its business), nor has the Company received any written notice of violation with which it has not complied.

4.19       Owned Real Property.

The Company does not own any real property.

4.20       Intellectual Property.

The Company does not own any Intellectual Property. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property and the Intellectual Property Rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to any of the Intellectual Property, the Intellectual Property Rights and the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person. The Company has not received any communications alleging that the Company has violated or, by conducting its business as conducted and as currently proposed to be conducted by the Company, violates any Third Party Intellectual Property Rights and to the Company’s knowledge, the business as conducted and as currently proposed to be conducted by the Company will not cause the Company to infringe or violate any Third Party Intellectual Property Rights. To the Company’s knowledge, no officer, employee or director is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person’s duties as an officer, employee or director of the Company, the use of such person’s best efforts to promote the interests of the Company or the Company’s business as conducted or as currently proposed to be conducted by the Company.

4.21       Permits.

Section 4.21 of the Company Disclosure Letter sets forth a list of all material Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Company. Each such Permit is in full force and effect and to the Company’s knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

4.22       Access to Information.

Until the Closing, Company will allow the Company and its agents reasonable access to the files, books, records and offices of the Company and Merger Sub, including, without limitation, any and all information relating to the Company’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Company will cause its accountants to cooperate with the Company and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

4.23       Books and Records.

The minute books and other similar records of the Company contain true and complete records of all material actions taken at any meetings of the Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meetings.

ARTICLE V

COVENANTS

5.1          Best Efforts.

Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

5.2          Securities Laws.

(a)           Prior to the Closing, the Target shall assure that all of its stockholders are “accredited investors” pursuant to Regulation D promulgated under the Securities Act.

(b)           The Company, the Merger Sub, and the Surviving Corporation shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Target Stock in connection with the Merger. The Company shall use its best efforts, to the extent commercially reasonable, to assist the Target as may be necessary to comply with such securities and blue sky laws.

(c)           So long as the Company or any successor entity has securities registered under Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), or the Exchange Act, the Company or such successor entity shall file all reports required to be filed by it under the Securities Act and the Exchange Act, all to the extent required pursuant to Rule 144 to enable stockholders who exchange Target Shares for Company Stock pursuant to the terms of this Agreement to sell Company Stock pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.

(d)           If at any time after the Effective Time, the Company takes or fails to comply with its obligations under the immediately preceding paragraph (c), or if the Rule 144 is not available to the stockholders who exchange Target Shares for Company Stock pursuant to the terms of this Agreement as a result of any action taken or not taken by the Company, then the Company shall enter into a registration rights agreement with each such stockholder in form and substance reasonably acceptable to the Target and such stockholder.

5.3          Reorganization.

Except for the transactions contemplated by this Agreement neither the Company nor the Merger Sub will take any action, or cause the Surviving Corporation to take any action, which would have the result of disqualifying the Merger as a reorganization pursuant to Section 368(a)(2)(E) of the Code. In addition, neither the Company nor the Merger Sub will adopt any position (or cause the Surviving Corporation to adopt any position) which is inconsistent with the treatment of the Merger as a tax-free reorganization.

5.4           Reasonable Commercial Efforts and Further Assurances.

Each Party, at the reasonable request of another Party, and as soon as practicable, shall execute and deliver at the requesting Party’s expense such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.5          Indemnification.

All rights to indemnification and advancement of expenses existing in favor of those Persons who are or were directors, officers, agents or employees of the Company (the “Indemnified Persons”) for acts and omissions occurring prior to the Effective Time, as provided in the Company’s Articles of Incorporation or by-laws (in each case as in effect as of the date of this Agreement), shall survive the Merger and shall be fully complied with by Company and the Surviving Corporation, to the fullest extent permitted by Wyoming Law and Nevada Law, as applicable.

5.6          Officers and Directors of the Company.

The Company agrees that it shall take all actions necessary to ensure that, effective as of the Effective Time, the officers and directors of Company shall be as set forth on Exhibit B.

5.7          Employment of Stan Baron.

The Company and the Target agree that for a period of three (3) years after the Closing Date, Stan Baron shall be employed as President and CEO of Lantis Laser, Inc., the Company’s wholly-owned subsidiary that will conduct the current dental technology business now being conducted by the Company, pursuant to an employment agreement that will provide for (i) payment in the first year after the Closing Date a base salary at a rate of $180,000 per year; (ii) an increase in base salary for the second year of up to an additional $18,000, as determined by the Board of Directors of the Company; (iii) entitled to an annual bonus up to 50% of his annual base salary each year, as determined by the Board of Directors of the Company; and (iv) reimbursed for reasonable expenses relating to the lease and maintenance of one automobile. The Company and the Target further agree that Craig Gimbel shall have an employment agreement to employ him as Vice President of Clinical Affairs with the same terms as set forth above for Stan Baron with the exception that his annual base salary shall be $120,000. The Company and  the Target agree that any amounts not paid under this section 5.7 shall be accrued and shall be convertible, at the discretion of Stan Baron and Craig Gimbel, to purchase common shares in the Company at $0.075.

5.8          Target Payment upon Execution of this Agreement.

The Target covenants and agrees that within 20 days of the date execution of this Agreement it shall loan to the Company not less than $20,000, to meet current payment obligations, said loan to be on terms that are mutually agreeable to the Target and the Company.

5.9          Conversion of Accrued Salary

The Company's current officers and directors, Stanley Baron and Craig Gimbel, agree to convert their outstanding note from the Company for their accrued salaries and interest on such unpaid salaries due to them under the terms of their respective employment agreements with the Company in return for a cashless option to purchase shares in the Company post merger with the Target at the fixed purchase price of seven and one-half cents ($0.075) per common share for a period of five (5) years from the Effective Date or 14,400,000 options at an exercise price of $0.075.

5.10        Repayment of Loan Accounts

The loan accounts of Stan Baron and Craig Gimbel in the Company, amounting to a total of approximately $150,000 as of December, 31, 2010 will be repaid to Messrs. Baron and Gimbel at the rate of 5% of any funding, whether debt or equity, received by the Company or 5% of net revenue of the Company. Stan Baron and Craig Gimbel have the right to convert any amounts outstanding and due to them at $0.075 per share at any time at their sole discretion.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF MERGER

6.1          Conditions to Each Party’s Obligations.

The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions unless any such condition is waived, in writing, by the other Party:

(a)           this Agreement and the Merger shall have received the Target Stockholder Approval;

(b)           the Company and the Target shall be satisfied that the issuances of Company Stock in the transaction shall be exempt under Regulation D of the Securities Act and Section 4(2) of the Securities Act;

(c)           no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

(d)           no proceeding in which the Company, the Target or the Merger Sub shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against the Company, the Target or the Merger Sub under any United States or state bankruptcy or insolvency law.

6.2          Conditions to Obligations of the Company and the Merger Sub.

The obligation of each of the Company and the Merger Sub to consummate the Merger is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by the Company:

(a)           this Agreement and the Merger shall have been approved and adopted by the Target Stockholders;

(b)           the Target shall have obtained all of the waivers, permits, consents, assignments, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in the Target Disclosure Letter, except for any which if not obtained or effected would not have a Material Adverse Effect on the Target or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)           the representations and warranties of the Target set forth in Article III shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

(d)           the Target shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(e)           the Company and the Merger Sub shall have received from the Secretary of the Target a certificate (i) certifying the Target Charter, (ii) certifying the Bylaws of the Target, (iii) certifying the resolutions of the Board of Directors of the Target, (vi) certifying the resolutions of the stockholders of the Target, and (v) attesting to the incumbency of the officers of the Target;

(f)           the Company and the Merger Sub shall have received from the President of the Target a certificate certifying that the Target does not have any accounts payable and does not have any outstanding indebtedness as of the Closing Date; (ii) the Target has satisfied and complied with all of its obligations under this Agreement which are required to consummate the Merger; and (iii) all of the Target’s representations and warranties set forth in this Agreement continue to be true and accurate as of the Closing Date;

(g)           the Target shall have delivered the certificates described in Section 2.4(a) hereof and all other documents required to be delivered to the Target on or before the Closing Date;

(h)           the Target and the Company shall have agreed to the terms of the employment agreement with Stan Baron and Craig Gimbel; and

(i)           all actions to be taken by the Target in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company and the Merger Sub;

6.3          Conditions to Obligations of the Target.

The obligation of the Target to consummate the Merger is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by the Target:

(a)           the Company and the Merger Sub shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices (including, but not limited to any filings that are required with the SEC prior to the consummation of the Merger), except for any which if not obtained or effected would not have a Material Adverse Effect on the Company or the Merger Sub or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)           each of the Company and the Merger Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(c)           the representations and warranties of the Company and the Merger Sub set forth in Article IV shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

(d)           the Target shall have received from the Secretary of the Company a certificate (i) certifying the Articles of Incorporation of the Company, (ii) certifying the Bylaws of the Company, (iii) certifying the resolutions of the Board of Directors of the Company, and (iv) attesting to the incumbency of the officers of the Company;

(e)           the Target shall have received from the Secretary of the Merger Sub a certificate (i) certifying the Articles of Incorporation of the Merger Sub, (ii) certifying the Bylaws of the Merger Sub, (iii) certifying the resolutions of the Board of Directors and the sole stockholder of the Merger Sub, and (iv) attesting to the incumbency of the officers of the Merger Sub;

(f)           Target shall have delivered the certificates described in Section 2.4(b) hereof, as applicable, and all other documents required to be delivered to the Target on or before the Closing Date; and

(g)           all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Target.

6.4          Certain Waivers.

The Parties acknowledge and agree that if a Party has actual knowledge of any breach by any other Party of any representation, warranty, agreement or covenant contained in this Agreement, and such Party proceeds with the Closing, such Party shall be deemed to have irrevocably waived such breach for that particular breach only and such Party and its successors and assigns shall not be entitled to assert any right or to seek any remedy for any damages arising from any matters relating to such breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

ARTICLE VII

TERMINATION; INDEMNIFICATION

7.1          Termination of Agreement.

The Parties may terminate this Agreement prior to the Effective Time as provided below:

(a)           the Parties may terminate this Agreement by mutual written consent;

(b)           any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Target’s stockholders have voted on whether to approve this Agreement and the Merger, in the event that this Agreement or the Merger failed to receive the Target Stockholder Approval;

(c)           any Party may terminate this Agreement by giving written notice to the other Parties upon the entry of any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger that has become final and nonappealable;

7.2          Effect of Termination.

If any party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, including the directors, officers, employees, agents, consultants, representatives, advisors, stockholders, members or Affiliates of any Party. Notwithstanding the foregoing, the following obligations shall survive termination of this Agreement: (i) the liability of any Party for any breach of this Agreement; (ii) the obligations relating to press releases and announcements, as provided in Section 8.4; and (iii) each Party’s obligation to bear certain fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated herein as provided in Section 8.11.

7.3          Amendment.

Subject to applicable law, the Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

7.4          Extension, Waiver.

At any time prior the Effective Time, any Party may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

7.5          Survival of Representations, Warranties and Covenants.

(a)           All representations and warranties of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other Parties to this Agreement, until the earlier of the termination of this Agreement or two (2) years after the Closing Date (the “Survival Period”), whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period). The Parties post-closing remedies for a breach are not limited by the pre-closing discovery of a breach.

(b)           All covenants of the parties contained in this Agreement shall remain operative for such periods of time as necessary for the applicable Party to fulfill such covenant, unless otherwise agreed in writing by the other Parties.

7.6          Indemnification of Target.

Subject to the limitations set forth in this Article VII, the Target agrees to indemnify and hold harmless the Company and its officers, directors, agents and employees, and each person, if any, who controls or may control the Company within the meaning of the Securities Act from and against any and all damages:

(a)           Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Target in this Agreement or any certificate, document or instrument delivered by or on behalf of the Target pursuant hereto; or

(b)           Resulting from any failure of the stockholders to have good, valid and marketable title to the issued and outstanding Target Shares held by them, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Target Shares in favor of the Merger and the other transactions contemplated by the Merger Agreement.

The foregoing are collectively referred to as the “Target Indemnity Claims.”

7.7           Indemnification of Target.

Subject to the limitations set forth in this Article VII, the Company and Merger Sub agree to jointly and severally indemnify and hold harmless the Target and its officers, directors, agents and employees, from and against any and all damages:

(a)           Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Company or Merger Sub in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company or Merger Sub pursuant hereto; or

(b)           Resulting from any failure of Company to have good, valid and marketable title to the fully paid nonassessable shares of Company Stock constituting all or any part of the Merger Shares, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to cause all of the shares representing such Company Stock to be issued to the Target stockholders in connection with the conversion of each share of the Target Shares as contemplated by this Agreement.

The foregoing are collectively referred to as the “Company Indemnity Claims.” The Company Indemnity Claims together with the Target Indemnity Claims are collectively referred to as the “Indemnity Claims.”

7.8          General Notice and Procedural Requirements for Indemnity Claims.

Notwithstanding the foregoing, the party or person having the indemnity obligation under this Article VII (the “Indemnifying Party”), shall be obligated to indemnify and hold harmless the party or person entitled to indemnity under this Article VII (the “Indemnified Party”), only with respect to any Indemnity Claims of which the Indemnified Party notifies with specificity the Indemnifying Party in accordance with Section 8.8 of this Agreement and, if applicable, within the following time period: (i) with regard to any representation or warranty under this Agreement, prior to the end of the Survival Period of such representation or warranty (unless such Indemnity Claim relates to a claim arising prior to the termination of the Survival Period, in which case the time period shall be extended to thirty (30) days after such Indemnity Claim is first received by an Indemnified Party); or (ii) with regard to any covenant under this Agreement which by its terms expires, prior to the end of the survival period relating to such covenant (unless such Indemnity Claim relates to a claim arising prior to the termination of the applicable survival period, in which case the time period shall be extended to thirty (30) days after such Indemnity Claim is first received by an Indemnified Party).

7.9          Notice and Procedural Requirements for Third Party Claims.

If a complaint, claim or legal action is brought by a third party (a “Third Party Claim”) as to which an Indemnified Party is entitled to indemnification, the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party in accordance with Section 8.8 of this Agreement promptly after the Indemnified Party receives notice thereof, which notice shall include a copy of any letter, complaint or similar writing received by the Indemnified Party; provided however, that any failure to provide or delay in providing such information shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby.

The Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election so to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim except as hereinafter provided. If the Indemnifying Party elects to assume such defense and select counsel, the Indemnified Party may participate in such defense through its own separate counsel, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless: (i) otherwise specifically agreed by the Indemnifying Party; or (ii) counsel selected by the Indemnifying Party determines that because of a conflict of interest between the Indemnifying Party and the Indemnified Party such counsel for the Indemnifying Party cannot adequately represent both parties in conducting the defense of such action. In the event the Indemnified Party maintains separate counsel because counsel selected by the Indemnifying Party has determined that such counsel cannot adequately represent both parties because of a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall not have the right to direct the defense of such Third Party Claim on behalf of the Indemnified Party.

The failure of the Indemnifying Party to notify an Indemnified Party of its election to defend such Third Party Claim within thirty (30) days after notice thereof was given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend such Third Party Claim.

If the Indemnifying Party assumes the defense of a Third Party Claim, the obligations of the Indemnifying Party shall include taking all steps necessary in the defense of such Third Party Claim and holding the Indemnified Party harmless from and against any and all Damages caused or arising out of any settlement approved by the Indemnified Party or any judgment in connection with the claim or litigation.

If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that the Indemnified Party may not settle such Third Party Claim without the prior written consent of the Indemnifying Party; provided that the Indemnifying Party may not withhold such consent unless it has provided security of a type and in an amount reasonably acceptable to the Indemnified Party for the payment of its indemnification obligations with respect to such Third Party Claim. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of Damages caused or arising out of any judgment rendered with respect to such Third Party Claim, and for all costs and expenses incurred by the Indemnified Party in the defense of such claim.

The Indemnifying Party may settle any Third Party Claim in its sole discretion without the prior written consent of the Indemnified Party, provided that such settlement involves only the payment of cash by the Indemnifying Party to the claimant and does not impose any other obligation on the Indemnifying Party or any liability or obligation on the Indemnified Party.

7.10       Notice and Procedural Requirements for Direct Claims.

Any claim for indemnification by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt notice thereof in accordance with Section 8.8 of this Agreement; provided, however, that any failure to provide, or delay in providing, such notification shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby. After receiving notice of a Direct Claim, the Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifying Party rejects such claim or does not respond within such thirty (30) day period (in which case the Indemnifying Party will be deemed to have rejected such claim), the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Article VII.

7.11       Maximum Liability.

Notwithstanding anything to the contrary in this Agreement, in no event will the Target’s indemnity obligations under this Article VII in the aggregate exceed $1,000,000, except for any claims of indemnity based on actual fraud, for which the Target indemnity obligations under this Article VII in the aggregate will not exceed $2,000,000. In no event will the Target’s indemnity obligations under this Article VII exceed the aggregate amount of $2,000,000 except for any claims of indemnity based on actual fraud, for which the limit on the Target’s indemnity obligation under this Article VII will not exceed $2,000,000.

ARTICLE VIII

MISCELLANEOUS

8.1          No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.2          Entire Agreement.

This Agreement, the Target Disclosure Letter, the Company Disclosure Letter, the Schedules, the Exhibits, the documents and instruments and other agreements among the parties referred to herein constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

8.3          Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, heirs, legal representatives and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

8.4          Public Announcement.

Upon execution of this Agreement, the Company and the Target will issue a press release approved by both parties announcing the Merger. Thereafter, the Company and the Target may issue such press releases, and make such other disclosures regarding the Merger, as each determines are required under applicable securities laws or regulatory rules, any such press releases being subject to the prior approval, not to be unreasonably withheld, of the other party. Any press releases by the Target will be filed under Form 8-K with the Securities Exchange Commission.

8.5          Confidentiality. The Company and the Target each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, the Company and the Target each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party, or (iv) is required to be disclosed by law, including with the Securities and Exchange Commission. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

8.6          Counterparts, Facsimile Signatures.

This Agreement may be executed with counterpart signature pages or in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

8.7          Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8           Notices.

All notices, requests, demands, claims, and other communications hereunder (each a “Notice”) shall be in writing. Any Notice shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable nationwide overnight courier service, charges prepaid or (c) sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail or overnight courier as aforesaid, in each case to the intended recipient as set forth below:

If to the Company or Merger Sub:

Lantis Laser Inc.
11 Stonebridge Court
Denville, NJ 07834
Attention: Stan Baron, President
Facsimile: (619) 789-0454

Copy to:

Akerman Senterfitt LLP
750 Ninth Street, N.W.
Suite 750
Washington, DC 20001
Attention: Ernest Stern, Esq.
Facsimile: (202) 824-1705

If to the Target:

TAG Minerals Inc.
41 Howe Lane
Freehold, NJ 07728
Attention: Al Pietrangelo, President & CEO
Facsimile: (732) 303-9693

Each Notice shall be deemed to have been given and effective upon receipt (or refusal of receipt). Any Party may change the address to which Notices hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.9          Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New Jersey. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the any federal court or state court located in the State of New Jersey in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal court or a state court located in the State of New Jersey.

8.10       Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

8.11       Expenses; Attorney’s Fees.

In the event that the Merger is consummated, the Target shall pay all federal and state regulatory and transfer agent fees of the Company and the Merger Sub in connection with the Merger. In addition, with respect to all other costs and expenses relating to the Merger, each of the Target and the Company shall be responsible for and bear all of their own costs and expenses; provided, however , that whether or not the Merger is consummated, the Target shall pay all legal fees incurred by the Company in connection with its pursuing and/or consummating the Merger. Notwithstanding the foregoing, if any Party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party in such legal action shall be entitled to recover from the other Party all reasonable attorney’s fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

8.12       Disclosure Letters.

The Target Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement, and the information disclosed in any numbered or lettered part shall qualify only (a) the corresponding section of this Agreement and (b) other sections of Article III to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure is applicable to such other sections. The Target Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement, and the information disclosed in any numbered or lettered part shall qualify only (a) the corresponding section of this Agreement, and (b) other sections of Article IV to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure is applicable to such other sections. The inclusion of any information in the Target Disclosure Letter or the Target Disclosure Letter shall not be deemed to be an admission or acknowledgment that such information is required to be included herein, is material, has or would have a Material Adverse Effect, or is outside the ordinary course of business.

8.13       Construction.

The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

8.14       Incorporation of Exhibits and Schedules.

The Exhibits, the Schedules, the Target Disclosure Letter and Target Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.

8.15       Post Closing Covenant of the Company.

The Company covenants and agrees that it use its best commercial efforts to convert the promissory notes held by certain existing note holders into shares of the Company's common stock on the same terms as those shareholders who recently converted their notes into shares of the Company's common stock.

[Signatures begin on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY:	LANTIS LASER INC.

	By:	/s/ Stan Baron
Name: Stan Baron
Title: President

MERGER SUB:	LANTIS ACQUISITION CORP.

	By:	/s/ Stan Baron
Name: Stan Baron
Title: President

TARGET:	TAG MINERALS INC.

	By:	/s/ Al Pietrangelo
Name: Al Pietrangelo
Title: President and CEO

EXHIBIT A

Financial Statements

EXHIBIT B

Officers and Directors after Merger

Al Pietrangelo- President, CEO and Chairman of the Board of Directors

Greig Oppenheimer- Secretary and Director

Tapiwa Gurupira- Director